EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction Of Incorporation

Skyworks Communications Technology Development (Shanghai)
Company, Limited	China
Skyworks Semiconductor	France
Skyworks Solutions Canada, Limited	Canada
Skyworks Solutions Company, Limited	Japan
Skyworks Solutions India Private Limited	India
Skyworks Solutions Korea Limited	Korea
Skyworks Solutions Limited	United Kingdom
Skyworks Solutions Limited, Denmark — Representative Office	Denmark
Skyworks Solutions Mauritius, Limited	Mauritius
Skyworks Solutions Oy	Finland
Skyworks Solutions, S.A. DE C.V	Mexico
Skyworks Solutions Worldwide, Inc.	Delaware
Skyworks Solutions Worldwide, Inc., Beijing Representative Office	China
Skyworks Solutions Worldwide, Inc., Hong Kong Branch	Hong Kong
Skyworks Solutions Worldwide, Inc., Singapore Representative Office	Singapore
Skyworks Solutions Worldwide, Inc., Taiwan Branch	Taiwan
Skyworks Solutions Worldwide, Inc., Zweigniederlassung Deutschland	Germany
Skyworks USA, Inc.	Delaware
Trans-Tech, Inc.	Maryland